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Exhibit 4.2(a)

AMENDMENT NO. 1 TO
AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

        This AMENDMENT NO. 1 TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this "Amendment"), is made and entered into as of April 14, 2004, by and among Orbitz, Inc., a Delaware corporation (the "Corporation"), American Airlines, Inc., a Delaware corporation ("American"), Continental Airlines, Inc., a Delaware corporation ("Continental"), Omicron Reservations Management, Inc., a Delaware corporation ("Delta"), Northwest Airlines, Inc., a Minnesota corporation ("Northwest"), and United Air Lines, Inc., a Delaware corporation ("United") (American, Continental, Delta, Northwest, and United each a "Class B Common Stockholder" and collectively the "Class B Common Stockholders").

        WHEREAS, the Corporation and the Class B Common Stockholders are parties to that certain Amended and Restated Stockholders Agreement, dated as of December 19, 2003 (the "Stockholders Agreement");

        WHEREAS, the Class B Common Stockholders are the holders of all of the issued and outstanding shares of each series of Class B Common Stock of the Corporation; and

        WHEREAS, pursuant to Section 13 of the Stockholders Agreement, the Corporation and the Class B Common Stockholders desire to amend the Stockholders Agreement as provided in this Amendment.

        NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.    Amendments to the Stockholders Agreement.

  1.1
  Section 2 of the Stockholders Agreement is hereby amended to insert a clause (g) to read as follows:

    "(g) Notwithstanding anything set forth in Section 2 hereof, a Class B Common Stockholder shall have no further obligations under Sections 2(b), 2(c) and 2(d) hereof (and, for the avoidance of doubt, shall no longer be required to vote its Voting Securities to elect or remove the chief executive officer of the Corporation as a member of the Board) from and after the date that both of the following conditions have been satisfied: (i) there shall have occurred a Triggering Event (as defined in the Certificate of Incorporation) or an Individual Triggering Event (as defined in the Certificate of Incorporation) with respect to all the shares of Class B Common Stock held by such Class B Common Stockholder, and (ii) all rights of such Class B Common Stockholder to designate a director pursuant to Section 7.1 of the Certificate of Incorporation shall have been forever cancelled.

  1.2
  Section 4.1 of the Stockholders Agreement is hereby amended to insert a clause (f) to read as follows:

    "(f) Notwithstanding anything set forth in this Section 4.1, a Class B Common Stockholder shall have no further rights or obligations under this Section 4.1 (and, for the avoidance of doubt, shall not be (A) subject to the transfer restrictions set forth in this Section 4.1, or (B) entitled to receive an Offer Notice pursuant to Section 4.1(a) or otherwise exercise any rights of first refusal under this Section 4.1) from and after the date that both of the following conditions have been satisfied: (i) there shall have occurred a Triggering Event (as defined in the Certificate of Incorporation) or an Individual Triggering Event (as defined in the Certificate of Incorporation) with respect to the shares of Class B Common Stock held by such Class B Common Stockholder, and (ii) all rights of such Class B Common Stockholder to designate a director pursuant to Section 7.1 of the Certificate of Incorporation shall have been forever cancelled.

2.    Definitions. Any capitalized terms used but not defined in this Amendment shall have the meaning ascribed to such terms in the Stockholders Agreement.

3.    Unanimous Class B Approval. The Class B Common Stockholders are all of the holders of each of the series of Class B Common Stock issued and outstanding. The execution of this Amendment by each Class B Common Stockholder constitutes a Unanimous Class B Approval of this Amendment as required by Section 13 of the Stockholders Agreement.

4.    Limited Amendment. This Amendment is limited by its terms and does not and shall not serve to amend or waive any provision of the Stockholders Agreement except as expressly provided for in this Amendment. The Stockholders Agreement, as amended by this Amendment, is hereby ratified and confirmed and shall continue in full force and effect.

5.    Counterparts. This Amendment may be executed in one or more counterparts (including by means of facsimile signature pages), each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the parties hereto.

        IN WITNESS WHEREOF, the parties have duly executed this Amendment No. 1 to Amended and Restated Stockholders Agreement as of the date first written above.

ORBITZ, INC.
By:	/s/ GARY DOERNHOEFER Name: Gary Doernhoefer Title: VP & General Counsel
AMERICAN AIRLINES, INC.
By:	/s/ BEVERLY K. GOULET Name: Beverly K. Goulet Title: VP Corporate Development and Treasurer
CONTINENTAL AIRLINES, INC.
By:	/s/ JEFFERY A. SMISEK Name: Jeffery A. Smisek Title: Executive Vice President
OMICRON RESERVATIONS MANAGEMENT, INC.
By:	/s/ VINCENT F. CAMINITI Name: Vincent F. Caminiti Title: President
NORTHWEST AIRLINES, INC.
By:	/s/ ADOLFO M. LENZA Name: Adolfo M. Lenza Title: VP, Distribution and E-Commerce
UNITED AIR LINES, INC.
By:	/s/ PAUL R. LOVEJOY Name: Paul R. Lovejoy Title: Sr. Vice President, General Counsel & Secretary

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  Exhibit 4.2(a)
AMENDMENT NO. 1 TO AMENDED AND RESTATED STOCKHOLDERS AGREEMENT